Walmart U.S. Q3 comp sales1 grew 3.4% and Walmart U.S. eCommerce sales grew 43%,
Q3 GAAP EPS of $0.58; Adjusted EPS2 of $1.08,
Walmart now expects FY'19 GAAP EPS of $2.26 to $2.36,
Walmart raises guidance for FY'19 Adjusted EPS2 to $4.75 to $4.85

Total revenue was $124.9 billion, an increase of $1.7 billion, or 1.4%. Excluding currency[2], total revenue was $126.1 billion, an increase of $2.9 billion, or 2.4%.
"We have momentum in the business as we execute our plan and benefit from a favorable economic environment in the U.S. We're accelerating innovation and utilizing technology to shape the future of retail. We're making shopping at Walmart faster and easier. Our associates are equipped with the tools to serve customers better than ever before, and they're doing a great job. With the holidays approaching, customers can count on Walmart to save them money, and we'll also provide busy families with another important gift -- time back in their day."
Doug McMillon
President and CEO, Walmart

Walmart U.S. comp sales[1] increased 3.4% in the period and 6.1% on a two-year stack with broad-based strength and market share gains in key categories, according to Nielsen and The NPD Group.
Walmart U.S. omnichannel progress continues as grocery pickup is now available in nearly 2,100 locations and grocery delivery is available in nearly 600 locations.
Sam's Club comp sales[1] increased 3.2%[3], and eCommerce sales grew 32%. Membership trends continue to improve.
Net sales at Walmart International were $28.8 billion, a decline of 2.6%. Excluding currency[2], net sales were $30.0 billion, an increase of 1.6%. Comp sales were positive in nine of 10 markets.

Adjusted EPS[2] excludes the impact of three items:
•
An unrealized loss of $0.48 on the company's equity investment in JD.com
•
A charge of $0.03 for foreign currency upon finalizing the sale of a majority stake in Walmart Brazil
•
A benefit of $0.01 due to an adjustment in the provisional amount related to Tax Reform

Key results
(Amounts in billions, except as noted. Dollar and percentage changes may not recalculate due to rounding.)

	Q3 FY19	Q3 FY18	Change

Revenue	$124.9	$123.2	$1.7	1.4%
Revenue (constant currency)[2]	$126.1	$123.2	$2.9	2.4%
Operating income	$5.0	$4.8	$0.2	4.7%
Operating income (constant currency)[2]	$5.0	$4.8	$0.3	5.9%

Free Cash Flow	YTD FY19	$ Change	Returns to Shareholders	Q3 FY19	% Change
Operating cash flow	$17.3	$0.2	Dividends	$1.5	0.3%
Capital expenditures	$7.0	$0.1	Share repurchases[4]	$2.3	4.9%
Free cash flow[2]	$10.3	$0.1	Total	$3.8	3.0%

1 13-week period ended October 26, 2018 compared to 13-week period ended October 27, 2017, and excludes fuel. See Supplemental Financial Information for additional information.
2 See additional information at the end of this release regarding non-GAAP financial measures.
3 Tobacco sales negatively impacted Sam's Club's comparable sales by approximately 250 basis points.
4 $14.6 billion remaining of the $20 billion authorization approved in October 2017. The company repurchased approximately 24.4 million shares in Q3.

NYSE: WMT	November 15, 2018	stock.walmart.com

Guidance
Walmart Inc. raises its expectations for Walmart U.S. comp sales, excluding fuel, for the 52-week period ending Jan. 25, 2019. Additionally, the company updates fiscal year 2019 GAAP EPS guidance and raises its fiscal year 2019 Adjusted EPS1 guidance due to the company's performance year-to-date and outlook on the remainder of the year. Assumptions in today’s guidance include that economic conditions, currency rates and the tax and regulatory landscape in our largest markets remain generally consistent. Additionally, due to unpredictability in stock price fluctuations, guidance for EPS1 assumes no further change for the company's equity investment in JD.com.

•	Comp sales, excluding fuel, at Walmart U.S.: At least 3% versus previous guidance of "about 3%"

•	Fiscal year 2019 GAAP EPS: $2.26 to $2.36 versus previous guidance of $2.65 to $2.80

•	Fiscal year 2019 Adjusted EPS[1]: $4.75 to $4.85 versus previous guidance of $4.65 to $4.80
Segment results
(Amounts in billions, except as noted. Dollar and percentage changes may not recalculate due to rounding.)
In the first quarter of fiscal 2019, the company revised its corporate overhead allocations to the operating segments. Accordingly, previous segment operating income was recast to be comparable to the current period.

U.S.	Q3 FY19	Q3 FY18	Change
Net sales	$80.6	$77.7	$2.9	3.7%
Comp sales (ex. fuel)[2]	3.4%	2.7%	70 bps	N/A
Traffic	1.2%	1.5%	-30 bps	N/A
Ticket	2.2%	1.2%	100 bps	N/A
eCommerce	~140 bps	~80 bps	~60 bps	N/A
Operating income	$3.9	$3.8	$0.1	2.9%

	Q3 FY19	Q3 FY18	Change

Net sales	$28.8	$29.5	-$0.8	-2.6%
Net sales (constant currency)[1]	$30.0	$29.5	$0.5	1.6%
Operating income	$1.2	$1.2	$—	-3.7%
Operating income (constant currency)[1]	$1.2	$1.2	$—	1.0%

	Q3 FY19	Q3 FY18	Change

Net sales	$14.5	$14.9	-$0.3	-2.3%
Comp sales (ex. fuel)[2]	3.2%	2.8%	40 bps	N/A
Traffic	6.2%	3.6%	260 bps	N/A
Ticket	-3.0%	-0.8%	-220 bps	N/A
eCommerce	~130 bps	~80 bps	~50 bps	N/A
Operating income	$0.4	$0.4	-$0.1	-12.5%

1 See additional information at the end of this release regarding non-GAAP financial measures.
2 13-week period ended October 26, 2018 compared to 13-week period ended October 27, 2017, and excludes fuel.

NYSE: WMT	November 15, 2018	stock.walmart.com

About Walmart
Walmart Inc. (NYSE: WMT) helps people around the world save money and live better - anytime and anywhere - in retail stores, online, and through their mobile devices. Each week, nearly 265 million customers and members visit our more than 11,200 stores under 55 banners in 27 countries and eCommerce websites. With fiscal year 2018 revenue of $500.3 billion, Walmart employs over 2.2 million associates worldwide. Walmart continues to be a leader in sustainability, corporate philanthropy and employment opportunity. Additional information about Walmart can be found by visiting http://corporate.walmart.com, on Facebook at http://facebook.com/walmart and on Twitter at http://twitter.com/walmart.

Investor Relations contact Dan Binder (479) 258-7172

Media Relations contact
Randy Hargrove (800) 331-0085

NYSE: WMT	November 15, 2018	stock.walmart.com

Forward-Looking Statements
This release contains statements as to Walmart management's guidance regarding earnings per share and adjusted earnings per share for the fiscal year ending January 31, 2019 and comparable sales (excluding fuel) for Walmart U.S. for the 52 weeks ending January 25, 2019. Walmart believes such statements are "forward-looking statements" as defined in, and are intended to enjoy the protection of the safe harbor for forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Assumptions on which such forward-looking statements are based are also forward-looking statements. Walmart's actual results may differ materially from the guidance provided as a result of changes in circumstances, assumptions not being realized or other risks, uncertainties and factors including:

•	economic, geo-political, capital markets and business conditions, trends and events around the world and in the markets in which Walmart operates;

•	currency exchange rate fluctuations, changes in market interest rates and commodity prices;

•	unemployment levels; competitive pressures; inflation or deflation, generally and in particular product categories;

•	consumer confidence, disposable income, credit availability, spending levels, shopping patterns, debt levels and demand for certain merchandise;

•	consumer enrollment in health and drug insurance programs and such programs' reimbursement rates;

•	the amount of Walmart's net sales denominated in the U.S. dollar and various foreign currencies;

•	the impact of acquisitions, investments, divestitures, store or club closures, and other strategic decisions;

•	Walmart's ability to successfully integrate acquired businesses, including within the eCommerce space;

•
Walmart's effective tax rate and the factors affecting Walmart's effective tax rate, including assessments of certain tax contingencies, valuation allowances, changes in law, administrative audit outcomes, impact of discrete items and the mix of earnings between the U.S. and Walmart's international operations;

•	changes in existing tax, labor and other laws and regulations and changes in tax rates, trade agreements, trade restrictions and tariff rates;

•	customer traffic and average ticket in Walmart's stores and clubs and on its eCommerce websites;

•	the mix of merchandise Walmart sells, the cost of goods it sells and the shrinkage it experiences;

•	the amount of Walmart's total sales and operating expenses in the various markets in which it operates;

•	transportation, energy and utility costs and the selling prices of gasoline and diesel fuel;

•	supply chain disruptions and disruptions in seasonal buying patterns;

•	consumer acceptance of and response to Walmart's stores, clubs, digital platforms, programs, merchandise offerings and delivery methods;

•	cyber security events affecting Walmart and related costs;

•	developments in, outcomes of, and costs incurred in legal or regulatory proceedings to which Walmart is a party;

•	casualty and accident-related costs and insurance costs;

•	the turnover in Walmart's workforce and labor costs, including healthcare and other benefit costs;

•	changes in accounting estimates or judgments;

•	the level of public assistance payments;

•	natural disasters, public health emergencies, civil disturbances, and terrorist attacks; and

•	Walmart's expenditures for Foreign Corrupt Practices Act "FCPA" and other compliance related costs, including the adequacy of the accrual with respect to this matter.
Such risks, uncertainties and factors also include the risks relating to Walmart’s strategy, operations and performance and the financial, legal, tax, regulatory, compliance, reputational and other risks discussed in Walmart’s most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q filed with the SEC. Walmart urges you to consider all of the risks, uncertainties and factors identified above or discussed in such reports carefully in evaluating the forward-looking statements in this release. Walmart cannot assure you that the results reflected or implied by any forward-looking statement will be realized or, even if substantially realized, that those results will have the forecasted or expected consequences and effects for or on Walmart’s operations or financial performance. The forward-looking statements made in this release are as of the date of this release. Walmart undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances.

NYSE: WMT	November 15, 2018	stock.walmart.com

Walmart Inc.
Condensed Consolidated Statements of Income
(Unaudited)

	Three Months Ended			Nine Months Ended
	October 31,			October 31,
(Amounts in millions, except per share data)	2018	2017	Percent Change	2018	2017	Percent Change
Revenues:
Net sales	$123,897	$122,136	1.4%	$372,586	$360,611	3.3%
Membership and other income	997	1,043	(4.4)%	3,026	3,465	(12.7)%
Total revenues	124,894	123,179	1.4%	375,612	364,076	3.2%
Costs and expenses:
Cost of sales	93,116	91,547	1.7%	280,394	270,756	3.6%
Operating, selling, general and administrative expenses	26,792	26,868	(0.3)%	79,328	77,350	2.6%
Operating income	4,986	4,764	4.7%	15,890	15,970	(0.5)%
Interest:
Debt	501	502	(0.2)%	1,398	1,530	(8.6)%
Capital lease and financing obligations	92	81	13.6%	279	264	5.7%
Interest income	(59)	(42)	40.5%	(153)	(115)	33.0%
Interest, net	534	541	(1.3)%	1,524	1,679	(9.2)%
Loss on extinguishment of debt	—	1,344	(100.0)%	—	2,132	(100.0)%
Other (gains) and losses	1,876	—	N/A	8,570	—	N/A
Income before income taxes	2,576	2,879	(10.5)%	5,796	12,159	(52.3)%
Provision for income taxes	759	975	(22.2)%	2,430	3,999	(39.2)%
Consolidated net income	1,817	1,904	(4.6)%	3,366	8,160	(58.8)%
Consolidated net income attributable to noncontrolling interest	(107)	(155)	(31.0)%	(383)	(473)	(19.0)%
Consolidated net income attributable to Walmart	$1,710	$1,749	(2.2)%	$2,983	$7,687	(61.2)%

Net income per common share:
Basic net income per common share attributable to Walmart	$0.58	$0.59	(1.7)%	$1.01	$2.56	(60.5)%
Diluted net income per common share attributable to Walmart	$0.58	$0.58	—%	$1.01	$2.54	(60.2)%

Weighted-average common shares outstanding:
Basic	2,924	2,981		2,940	3,008
Diluted	2,941	2,996		2,956	3,021

Dividends declared per common share	$—	$—		$2.08	$2.04

Walmart Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

	October 31,	January 31,	October 31,
(Amounts in millions)	2018	2018	2017
ASSETS
Current assets:
Cash and cash equivalents	$9,174	$6,756	$7,026
Receivables, net	5,785	5,614	5,865
Inventories	50,380	43,783	50,147
Prepaid expenses and other	4,107	3,511	2,330
Total current assets	69,446	59,664	65,368
Property and equipment:
Property and equipment	184,484	185,154	185,103
Less accumulated depreciation	(80,126)	(77,479)	(76,948)
Property and equipment, net	104,358	107,675	108,155
Property under capital lease and financing obligations:
Property under capital lease and financing obligations	12,692	12,703	12,641
Less accumulated amortization	(5,701)	(5,560)	(5,497)
Property under capital lease and financing obligations, net	6,991	7,143	7,144

Goodwill	31,044	18,242	18,204
Other long-term assets	14,744	11,798	10,543
Total assets	$226,583	$204,522	$209,414

LIABILITIES AND EQUITY
Current liabilities:
Short-term borrowings	$7,795	$5,257	$5,114
Accounts payable	49,729	46,092	47,587
Dividends payable	1,516	—	1,530
Accrued liabilities	22,795	22,122	21,757
Accrued income taxes	616	645	540
Long-term debt due within one year	2,591	3,738	3,257
Capital lease and financing obligations due within one year	709	667	650
Total current liabilities	85,751	78,521	80,435

Long-term debt	43,275	30,045	34,206
Long-term capital lease and financing obligations	6,621	6,780	6,700
Deferred income taxes and other	11,467	8,354	9,167

Commitments and contingencies

Equity:
Common stock	291	295	297
Capital in excess of par value	2,887	2,648	2,501
Retained earnings	80,287	85,107	84,480
Accumulated other comprehensive loss	(11,469)	(10,181)	(11,133)
Total Walmart shareholders’ equity	71,996	77,869	76,145
Noncontrolling interest	7,473	2,953	2,761
Total equity	79,469	80,822	78,906
Total liabilities and equity	$226,583	$204,522	$209,414

Walmart Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Nine Months Ended
	October 31,
(Amounts in millions)	2018	2017
Cash flows from operating activities:
Consolidated net income	$3,366	$8,160
Adjustments to reconcile consolidated net income to net cash provided by operating activities:
Depreciation and amortization	7,947	7,827
Unrealized (gains) and losses	3,727	—
(Gains) and losses for disposal of business operations	4,846	—
Deferred income taxes	(346)	231
Loss on extinguishment of debt	—	2,132
Other operating activities	735	144
Changes in certain assets and liabilities, net of effects of acquisitions:
Receivables, net	178	(529)
Inventories	(7,279)	(6,446)
Accounts payable	4,137	5,630
Accrued liabilities	103	510
Accrued income taxes	(106)	(599)
Net cash provided by operating activities	17,308	17,060

Cash flows from investing activities:
Payments for property and equipment	(7,014)	(6,908)
Proceeds from the disposal of property and equipment	308	301
Proceeds from disposal of certain operations	—	1,046
Payments for business acquisitions, net of cash acquired	(13,269)	(372)
Other investing activities	(579)	79
Net cash used in investing activities	(20,554)	(5,854)

Cash flows from financing activities:
Net change in short-term borrowings	2,611	4,004
Proceeds from issuance of long-term debt	15,851	7,476
Repayments of long-term debt	(3,050)	(8,859)
Premiums paid to extinguish debt	—	(2,067)
Dividends paid	(4,597)	(4,614)
Purchase of Company stock	(4,161)	(6,656)
Dividends paid to noncontrolling interest	(252)	(536)
Purchase of noncontrolling interest	—	(8)
Other financing activities	(481)	(156)
Net cash provided by (used in) financing activities	5,921	(11,416)

Effect of exchange rates on cash, cash equivalents and restricted cash	(485)	386

Net increase (decrease) in cash, cash equivalents and restricted cash	2,190	176
Cash, cash equivalents and restricted cash at beginning of year	7,014	7,144
Cash, cash equivalents and restricted cash at end of period	$9,204	$7,320

Note: Due to the adoption of ASU 2016-18, Statement of Cash Flows-Restricted Cash (Topic 230), on February 1, 2018, restricted cash is now included with cash and cash equivalents when reconciling the beginning and ending period amounts for both fiscal 2019 and 2018.

Walmart Inc.
Supplemental Financial Information
(Unaudited)

Net sales and operating income

	Net Sales			Operating Income
	Three Months Ended			Three Months Ended
	October 31,			October 31,
(dollars in millions)	2018	2017	Percent Change	2018	2017	Percent Change
Walmart U.S.	$80,583	$77,724	3.7%	$3,937	$3,825	2.9%
Walmart International	28,793	29,548	-2.6%	1,179	1,224	-3.7%
Sam's Club	14,521	14,864	-2.3%	379	433	-12.5%
Corporate and support	—	—	N/A	-509	-718	29.1%
Consolidated	$123,897	$122,136	1.4%	$4,986	$4,764	4.7%

U.S. comparable sales results

	With Fuel		Without Fuel		Fuel Impact
	13 Weeks Ended		13 Weeks Ended		13 Weeks Ended
	10/26/2018	10/27/2017	10/26/2018	10/27/2017	10/26/2018	10/27/2017
Walmart U.S.	3.5%	2.8%	3.4%	2.7%	0.1%	0.1%
Sam's Club	5.3%	4.0%	3.2%	2.8%	2.1%	1.2%
Total U.S.	3.8%	3.0%	3.4%	2.7%	0.4%	0.3%

Comparable sales is a metric that indicates the performance of our existing stores and clubs and it is important to review in conjunction with the Company's financial results reported in accordance with GAAP.  Comparable sales excluding fuel is also an important, separate metric that indicates the performance of our existing stores and clubs without considering fuel, which is volatile and unpredictable. Other companies in our industry may calculate comparable sales differently, limiting the comparability of the metric.

Walmart Inc.
Reconciliations of and Other Information Regarding Non-GAAP Financial Measures
(Unaudited)

The following information provides reconciliations of certain non-GAAP financial measures presented in the press release to which this reconciliation is attached to the most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles (GAAP). The company has provided the non-GAAP financial information presented in the press release, which is not calculated or presented in accordance with GAAP, as information supplemental and in addition to the financial measures presented in the press release that are calculated and presented in accordance with GAAP. Such non-GAAP financial measures should not be considered superior to, as a substitute for or alternative to, and should be considered in conjunction with, the GAAP financial measures presented in the press release. The non-GAAP financial measures in the press release may differ from similar measures used by other companies.
Constant Currency
In discussing our operating results, the term currency exchange rates refers to the currency exchange rates we use to convert the operating results for countries where the functional currency is not the U.S. dollar into U.S. dollars or for countries experiencing hyperinflation. We calculate the effect of changes in currency exchange rates as the difference between current period activity translated using the current period's currency exchange rates and the comparable prior year period's currency exchange rates. Additionally, no currency exchange rate fluctuations are calculated for non-USD acquisitions until owned for 12 months.
Throughout our discussion, we refer to the results of this calculation as the impact of currency exchange rate fluctuations. When we refer to constant currency operating results, this means operating results without the impact of the currency exchange rate fluctuations. The disclosure of constant currency amounts or results permits investors to better understand Walmart's underlying performance without the effects of currency exchange rate fluctuations.
The table below reflects the calculation of constant currency for total revenues, net sales and operating income for the three and nine months ended October 31, 2018.

	Three Months Ended October 31,				Nine Months Ended October 31,
	Walmart International		Consolidated		Walmart International		Consolidated
(Dollars in millions)	2018	Percent Change[1]	2018	Percent Change[1]	2018	Percent Change[1]	2018	Percent Change[1]
Total revenues:
As reported	$29,091	-2.6%	$124,894	1.4%	$89,494	3.7%	$375,612	3.2%
Currency exchange rate fluctuations	1,228	N/A	1,228	N/A	-990	N/A	-990	N/A
Constant currency total revenues	$30,319	1.5%	$126,122	2.4%	$88,504	2.5%	$374,622	2.9%

Net sales:
As reported	$28,793	-2.6%	$123,897	1.4%	$88,507	4.2%	$372,586	3.3%
Currency exchange rate fluctuations	1,216	N/A	1,216	N/A	-972	N/A	-972	N/A
Constant currency net sales	$30,009	1.6%	$125,113	2.4%	$87,535	3.0%	$371,614	3.1%

Operating income:
As reported	$1,179	-3.7%	$4,986	4.7%	$3,713	-5.5%	$15,890	-0.5%
Currency exchange rate fluctuations	57	N/A	57	N/A	-90	N/A	-90	N/A
Constant currency operating income	$1,236	1.0%	$5,043	5.9%	$3,623	-7.8%	$15,800	-1.1%
1 Change versus prior year comparable period.

Free Cash Flow
We define free cash flow as net cash provided by operating activities in a period minus payments for property and equipment made in that period. We had net cash provided by operating activities of $17.3 billion for the nine months ended October 31, 2018, which was relatively flat compared to $17.1 billion for the nine months ended October 31, 2017. We generated free cash flow of $10.3 billion for the nine months ended October 31, 2018, which was also relatively flat compared to $10.2 billion for the nine months ended October 31, 2017. Net cash provided by operating activities and free cash flow were benefited by a decrease in tax payments primarily as a result of Tax Reform, offset by the timing of vendor payments.
Free cash flow is considered a non-GAAP financial measure. Management believes, however, that free cash flow, which measures our ability to generate additional cash from our business operations, is an important financial measure for use in evaluating the company's financial performance. Free cash flow should be considered in addition to, rather than as a substitute for, consolidated net income as a measure of our performance and net cash provided by operating activities as a measure of our liquidity.
Additionally, Walmart's definition of free cash flow is limited, in that it does not represent residual cash flows available for discretionary expenditures, due to the fact that the measure does not deduct the payments required for debt service and other contractual obligations or payments made for business acquisitions. Therefore, we believe it is important to view free cash flow as a measure that provides supplemental information to our Consolidated Statements of Cash Flows.
Although other companies report their free cash flow, numerous methods may exist for calculating a company's free cash flow. As a result, the method used by Walmart's management to calculate our free cash flow may differ from the methods used by other companies to calculate their free cash flow.
The following table sets forth a reconciliation of free cash flow, a non-GAAP financial measure, to net cash provided by operating activities, which we believe to be the GAAP financial measure most directly comparable to free cash flow, as well as information regarding net cash used in investing activities and net cash used in financing activities.

	Nine Months Ended
	October 31,
(Dollars in millions)	2018	2017
Net cash provided by operating activities	$17,308	$17,060
Payments for property and equipment (capital expenditures)	-7,014	-6,908
Free cash flow	$10,294	$10,152

Net cash used in investing activities[1]	$-20,554	$-5,854
Net cash provided by (used in) financing activities	5,921	-11,416
1 "Net cash used in investing activities" includes payments for property and equipment, which is also included in our computation of free cash flow.

Adjusted EPS
Adjusted diluted earnings per share from continuing operations attributable to Walmart (Adjusted EPS) is considered a non-GAAP financial measure under the SEC's rules because it excludes certain amounts not excluded in the diluted earnings per share from continuing operations attributable to Walmart calculated in accordance with GAAP (EPS) for such period. Management believes that Adjusted EPS is a meaningful measure to share with investors because it best allows comparison of the performance for the comparable period. In addition, Adjusted EPS affords investors a view of what management considers Walmart's core earnings performance and the ability to make a more informed assessment of such core earnings performance.

We have calculated Adjusted EPS for the three months ended October 31, 2018 by adjusting EPS for the following: (1) loss upon finalizing the sale of a majority stake in Walmart Brazil, (2) adjustment in the provisional amount related to Tax Reform, and (3) unrealized gains and losses on the company's equity investment in JD.com. The most directly comparable financial measure calculated in accordance with GAAP is EPS. We adjust for the following two items on a recurring basis each quarter:

•
Tax Reform - The SEC allows companies to record provisional amounts during a one year measurement period from the U.S. Tax Reform enactment date. While the company recorded provisional amounts as of January 31, 2018, the company adjusts such provisional amounts during fiscal 2019. As the company adjusted EPS in fiscal 2018 for the impact of Tax Reform, for consistency, management adjusts EPS for any fiscal 2019 changes to the provisional amounts.

•
Unrealized gains and losses - Beginning in fiscal 2019, due to a change in U.S. accounting principles, Walmart is required to include unrealized gains/losses of certain equity investments within net income.  The company's unrealized gains/losses primarily relate to Walmart's equity investment in JD.com.  While the company's investment in JD.com was a strategic decision for the company's retail operations in China, management's measurement of that strategy is primarily focused on the Walmart China financial results rather than the investment value of JD.com. Accordingly, management adjusts EPS for the unrealized JD.com investment gains/losses.

	Three Months Ended October 31, 2018
Diluted earnings per share:
Reported EPS			$0.58

Adjustments:	Pre-Tax Impact	Tax Impact[1]	Net Impact
Unrealized (gains) and losses on JD.com investment	$0.61	-$0.13	$0.48
Loss on sale of majority stake in Walmart Brazil	0.03	—	0.03
Adjustment to provisional amount for Tax Reform	—	-0.01	(0.01)
Net adjustments			$0.50

Adjusted EPS			$1.08
1 Calculated based on nature of item, including any realizable deductions, and statutory rate in effect for relevant jurisdictions.

As previously disclosed in our second quarter ended October 31, 2017 press release, we have calculated Adjusted EPS for the three months ended October 31, 2017 by adjusting EPS for the following: (1) the loss on the early extinguishment of certain debt, (2) the FCPA accrual based on discussions with government agencies regarding the possible resolution of the FCPA matter and (3) the impairment of certain properties due to our decision to exit those properties in one of our international markets. The most directly comparable financial measure calculated in accordance with GAAP is EPS.

	Three Months Ended October 31, 2017
Diluted earnings per share:
Reported EPS			$0.58

Adjustments:	Pre-Tax Impact	Tax Impact[1]	Net Impact
Loss on early extinguishment of debt	$0.45	-$0.16	$0.29
FCPA accrual	0.09	—	0.09
Impairment of certain international properties	0.05	-0.01	0.04
Net adjustments			$0.42

Adjusted EPS			$1.00
1 Calculated based on nature of item and statutory rate in effect for relevant jurisdictions.

Adjusted EPS Guidance

Adjusted EPS Guidance is considered a non-GAAP financial measure. Management believes that Adjusted EPS Guidance for fiscal 2019 is a meaningful metric to share with investors because that metric, which adjusts EPS for certain items recorded in the period, is the metric that best allows comparison of the expected performance for fiscal 2019 to the comparable prior period. In addition, the metric affords investors a view of what management is forecasting for Walmart's core earnings performance for fiscal 2019 and also affords investors the ability to make a more informed assessment of the core earnings performance for the comparable period. We have calculated Adjusted EPS Guidance for fiscal 2019 by adjusting for the amount of the impact of: (1) the sale of a majority stake in Walmart Brazil, (2) adjustments in the provisional amount related to Tax Reform, and (3) unrealized gains and losses on the company's equity investment in JD.com.

	Fiscal 2019
Diluted earnings per share:
Forecasted EPS		$2.26 to $2.36

Adjustments:	Pre-Tax Impact	Tax Impact[1]	Net Impact
Unrealized (gains) and losses on JD.com investment	$1.25	-$0.28	$0.97
Loss on sale of majority stake in Walmart Brazil	1.64	-0.10	1.54
Adjustment to provisional amount for Tax Reform	—	-0.02	-0.02
Net adjustments			$2.49

Adjusted EPS guidance		$4.75 to $4.85

1 Calculated based on nature of item, including any realizable deductions, and statutory rate in effect for relevant jurisdictions.

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